Exhibit 99.1

News Release

Contact:  Investors: Jeb Bachmann - Managing Director, Investor Relations - (615) 263-3024

 Financial Media - David Gutierrez, Dresner Corporate Services - (312) 780-7204

CORECIVIC TO REDEEM 4.750% SENIOR NOTES DUE 2027

BRENTWOOD, Tenn. (July 13, 2026) – CoreCivic, Inc. (NYSE: CXW) (“CoreCivic”) announced today that it is delivering an irrevocable notice to the holders of all of CoreCivic’s previously issued $250,000,000 original aggregate principal amount of 4.750% senior notes due 2027 (the “2027 Notes”) that CoreCivic has elected to redeem in full the 2027 Notes that remain outstanding on August 12, 2026 (the “Redemption Date”). The 2027 Notes were otherwise scheduled to mature on October 15, 2027. The 2027 Notes will be redeemed at a redemption price equal to 100.000% of the principal amount of the then outstanding 2027 Notes, plus the applicable “make-whole” premium specified in the indenture, as supplemented, governing the 2027 Senior Notes, plus accrued and unpaid interest to, but not including, the Redemption Date (the “Redemption Price”). As of July 13, 2026, the principal amount of the outstanding 2027 Notes was $238,468,000. CoreCivic intends to use cash on hand to fund the Redemption Price.

This press release shall not constitute a notice of redemption of the 2027 Notes.

About CoreCivic

CoreCivic is a diversified, government-solutions company with the scale and experience needed to solve tough government challenges in flexible, cost-effective ways. CoreCivic provides a broad range of solutions to government partners that help build safer, healthier, and more productive communities one person at a time through residential corrections, detention and reentry management, adjacent service offerings that include pharmaceutical, transportation, and alternatives to incarceration, and government real estate solutions. CoreCivic is the nation’s largest owner of partnership correctional, detention and residential reentry facilities, and one of the largest operators of such facilities in the United States. CoreCivic has been a flexible and dependable partner for government for more than 40 years. CoreCivic’s employees are driven by a deep sense of service, high standards of professionalism and a responsibility to help government better the public good. Learn more at www.corecivic.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release includes forward-looking statements including statements regarding CoreCivic’s redemption of the 2027 Notes and its funding of the Redemption Price. These forward-looking statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “will,” “should,” “can have,” “likely,” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. Such forward-looking statements may be affected by risks and uncertainties in CoreCivic’s business and market conditions. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. Important factors that could cause actual results to differ are described in the filings made from time to time by CoreCivic with the U.S. Securities and Exchange Commission (the “SEC”) and include the risk factors described in CoreCivic’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on February 20, 2026. Except as required by applicable law, CoreCivic undertakes no obligation to update forward-looking statements made by it to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events.